August 25, 1999


Mr. Donald G. Carrigan
425 Scrub Oak Circle
Monument, Colorado  80132

Dear Mr. Carrigan:

This letter agreement ("Agreement") sets forth our agreement as it pertains to your salary commitment from Ramtron International Corporation ("Ramtron").

1. Term. The term of this commitment shall begin on September 1, 1999 and shall continue until December 31, 2000, unless sooner terminated as provided in paragraph 2 below.

2. Termination. Should you voluntarily terminate your employment or should your employment be terminated for cause, Ramtron shall be relieved of all of its obligations provided herein including, but not limited to, its obligation to pay you the salary provided in paragraph 3 below.
    Termination for cause shall include chronic absenteeism (not due to physical or mental illness, not constituting permanent disability, habitual alcoholism, drug abuse or addiction); the commission of a felony or fraud on Ramtron, its employees, customers, stockholders, or vendors; misappropriation of any money or other assets or properties of Ramtron, its employees, customers, stockholders or vendors; violation of reasonable, specific and lawful directions received from Ramtron's Board of Directors and/or CEO, in connection with and pertaining to your duties Vice President and General Manager of FRAM Product Division; or the unauthorized disclosure or use of any Ramtron trade secrets or financial information or data which results, or is likely to result, in injury or damage to Ramtron. Upon termination of this Agreement, you shall be paid your regular salary up to the termination date less applicable income tax withholdings, or any off set for lawful charges or indebtedness which may be owed by you to Ramtron or both. If Ramtron terminates your employment for any reason other than cause during the term of this Agreement, then Ramtron shall be obligated to continue to pay you the salary provided in paragraph 3 below until such term expires. IT IS EXPRESSLY ACKNOWLEDGED AND UNDERSTOOD THAT YOUR EMPLOYMENT WITH RAMTRON IS AN EMPLOYMENT "AT WILL" SITUATION.

3. Salary. The salary to be paid by Ramtron to you shall be ONE HUNDRED FIFTY-TWO THOUSAND NINETY-TWO DOLLARS ($152,092.00) per year, which amount shall be paid in equal installments on or about the 15th and 30th of each month. All such payments shall be subject to withholding and other applicable taxes. For purposes of paragraph 2, salary is defined as $12,674.33 per month.

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4.  Ownership of Documents, Patents and Copyrights.  Any documents, inventions or copyrightable material that you may prepare while employed by Ramtron shall be subject to the non-disclosure and assignment requirements provided in the Invention and Non-Disclosure Agreement between you and Ramtron dated November 27, 1989. The termination or expiration of this Agreement shall have no effect on your duties and obligations as provided in said Invention and Non-Disclosure Agreement.

5. Arbitration. Should any dispute arise under this Agreement or out of its termination or cancellation, the matter shall be submitted to and decided by arbitration. The arbitration shall be held at a mutually agreeable location within the State of Colorado and shall be held in accordance with the terms and conditions outlined in the Colorado Uniform Arbitration Act, C.R.S. Section 13-22-201.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

7. Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

8. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon your successors, assigns and legal representatives and the successors and assigns of Ramtron. Except as set forth in paragraph 9 below, neither party may assign, transfer, pledge, encumber or otherwise dispose of this Agreement or any rights or obligations hereunder, and any such attempt at delegation or disposition shall be null and void and without effect.

9. Complete Agreement; Modification; Waiver. This Agreement constitutes the complete agreement and understanding between the parties with respect to the subject matter hereof. This Agreement shall not be altered, modified or amended except by written instruments signed by each of the parties hereto. Waivers of any provision contained herein or any default hereunder shall only be effective if in writing and signed by the party to be charged therewith. Any written waiver shall not operate or be construed as a waiver of any or other subsequent breach or default by any party.

Please indicate your agreement to the foregoing by signing below.

Sincerely,

/S/ L. David Sikes
L. David Sikes
Chairman and CEO

LDS/klb

This Agreement is hereby agreed to and accepted, effective as of September 1, 1999.

/S/ Donald G. Carrigan
-----------------------
Donald G. Carrigan                   Date  September 1, 1999

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